File Nos. 33-48696 & 811-6707

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

NARRAGANSETT INSURED TAX-FREE INCOME FUND
(Exact Name of Registrant as Specified in Charter)

380 Madison Avenue, Suite 2300
New York, New York 10017
(Address of Principal Executive Offices)

 (212) 697-6666
(Registrant's Telephone Number)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

Aquila Group of Funds
[Eagle]
Important Proxy Materials
PLEASE CAST YOUR VOTE NOW

August 17, 2012

Dear Fellow Shareholder,

We are writing to let you know that on October 17, 2012 Narragansett Insured Tax-Free Income Fund will hold an Annual Meeting of the Shareholders (at 9 AM) and a Special Meeting of the Shareholders (at 9:15 AM).

At the meetings, shareholders will be asked to vote on proposals that the Board of Trustees and Fund management believe will benefit your Fund by providing your Fund with the flexibility to respond quickly to changing markets, new investment opportunities and future changes in applicable law when it is in the best interests of our shareholders to do so.  Special Meeting Proposal 1A addresses the fact that due to disruption in the municipal bond insurance market there is an inadequate supply of insured tax-free municipal obligations which pay interest exempt from Rhode Island State and regular Federal income taxes (Rhode Island Obligations). Please see detailed information provided in the proxy statement.  If shareholders approve this proposal, your Fund will be permitted to invest without limit in Rhode Island Obligations that are not insured; and therefore, the word “Insured” would be removed from the Fund’s name, and the Fund would be re-named Aquila Narragansett Tax-Free Income Fund.

Shareholders will also be asked to elect the Board of Trustees and address other items.  Detailed information about the proposals is contained in the enclosed Joint Proxy Statement, which we encourage you to review carefully.

Importantly, your Board of Trustees has carefully considered each of the proposals and has determined that Proposals 1A through 1C in the Proxy Statement, for consideration at the Special Meeting, are in the best interest of your Fund and its shareholders, and unanimously recommends that you vote “FOR” these proposals.

Whether or not you plan to attend the meetings in person, and regardless of how many shares you own, your vote is important.  We realize that you lead a busy life and may be tempted to put aside this proxy information to review at a later time, but by responding promptly, you may save your Fund the expense of additional follow-up mailings.  Please vote today.

Given the importance of obtaining shareholder approval of the Special Meeting proposals, the Fund has hired Computershare, a proxy solicitation firm, to contact shareholders and record proxy votes. As the joint shareholder meetings approach, shareholders who have not yet voted their shares may receive a telephone call from a representative of Computershare asking for shareholders to vote their shares so that the meetings will not need to be postponed. So, PLEASE VOTE TODAY.

You may vote your shares via the Internet, by telephone, or by simply completing and signing the enclosed proxy cards and mailing them in the postage-paid envelope included in this package.  If you have questions, please call us toll-free at (800) 437-1020.

Thank you for participating in this important initiative.

       Sincerely,

Diana P. Herrmann President and Chief Executive Officer	Lacy B. Herrmann Chairman

Aquila Investment Management LLC ,
Manager of Narragansett Insured Tax-Free Income Fund

Aquila Group of Funds
[Eagle]
Important Proxy Materials
PLEASE CAST YOUR VOTE NOW

August 17, 2012

Dear Fellow Shareholder,

We are writing to let you know that on October 17, 2012 Narragansett Insured Tax-Free Income Fund will hold an Annual Meeting of the Shareholders (at 9 AM) and a Special Meeting of the Shareholders (at 9:15 AM).

At the meetings, shareholders will be asked to vote on proposals that the Board of Trustees and Fund management believe will benefit your Fund by providing your Fund with the flexibility to respond quickly to changing markets, new investment opportunities and future changes in applicable law when it is in the best interests of our shareholders to do so.  Special Meeting Proposal 1A addresses the fact that due to disruption in the municipal bond insurance market there is an inadequate supply of insured tax-free municipal obligations which pay interest exempt from Rhode Island State and regular Federal income taxes (Rhode Island Obligations). Please see detailed information provided in the proxy statement.  If shareholders approve this proposal, your Fund will be permitted to invest without limit in Rhode Island Obligations that are not insured; and therefore, the word “Insured” would be removed from the Fund’s name, and the Fund would be re-named Aquila Narragansett Tax-Free Income Fund.

Shareholders will also be asked to elect the Board of Trustees and address other items.  Detailed information about the proposals is contained in the enclosed Joint Proxy Statement, which we encourage you to review carefully.

Importantly, your Board of Trustees has carefully considered each of the proposals and has determined that Proposals 1A through 1C in the Proxy Statement, for consideration at the Special Meeting, are in the best interest of your Fund and its shareholders, and unanimously recommends that you vote “FOR” these proposals.

Whether or not you plan to attend the meetings in person, and regardless of how many shares you own, your vote is important.  We realize that you lead a busy life and may be tempted to put aside this proxy information to review at a later time, but by responding promptly, you may save your Fund the expense of additional follow-up mailings.  Please vote today.

You may vote your shares via the Internet, by telephone, or by simply completing and signing the enclosed proxy cards and mailing them in the postage-paid envelope included in this package.  If you have questions, please call us toll-free at (800) 437-1020.

Thank you for participating in this important initiative.

       Sincerely,

Diana P. Herrmann President and Chief Executive Officer	Lacy B. Herrmann Chairman

Aquila Investment Management LLC ,
Manager of Narragansett Insured Tax-Free Income Fund